EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 1st day of October, 2016.

BETWEEN:

RISE RESOURCES INC., a company incorporated under the laws
of the State of Nevada with an address at 488 - 1090 West
Georgia Street, Vancouver, BC V6E 3V7

(the “Company”)

AND:

CALE THOMAS, an individual having an address at 2261 East
11th Avenue, Vancouver, BC V5N 1Z7

(the “Employee”)

WHEREAS:

A. The Company is focused on exploration and development of mineral properties in North America (the “Business”);

B. The Company requires an individual to perform the duties as set out in Schedule “A” attached hereto (the “Employee’s Duties”).

C. The Employee has the skills and expertise necessary to perform the Employee’s Duties; and

D. The Company wishes to employ the Employee in the Lower Mainland of British Columbia, and the Employee wishes to provide to the Company the Employee’s Duties in the Lower Mainland of British Columbia, on the terms and conditions contained in this Agreement.

NOW THEREFORE in consideration of the mutual promises of the Company and the Employee (each, a “Party” and together the “Parties”) hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

1.	EMPLOYMENT

1.1	Position

As of October 1, 2016, (the “Effective Date”), the Employee will serve in the position of Strategy Advisor and in such other related capacity as the Company may from time to time reasonably require. The Employee will report to and take direction from the Chief Executive Officer (the “CEO”) of the Company or such other person that the CEO may designate from time to time.

1.2	Location of Employment

The location of the employment and the performance of duties will be within the Lower Mainland of British Columbia. The Company expects that the Employee be available for occasional travel to various branch offices, clients, suppliers and other locations as it sees reasonably necessary to the operations of the Company.

1.3	Term of Employment

The Employee’s employment with the Company will commence on the Effective Date and will continue to March 22, 2021 (the “Term”).

1.4	Duties

The Employee will perform the Employee’s Duties and such other duties as are regularly and customarily performed by a Strategy Advisor.

2.	EMPLOYEE’S OBLIGATIONS

2.1	No Conflicting Duties or Obligations

The Employee represents and warrants to the Company that the Employee does not owe any contractual or other duties or obligations to any other person or entity, which may: (a) conflict or interfere with this Agreement, or any of the Employee’s Duties or other obligations under this Agreement; (b) prevent the Employee from entering into this Agreement; or (c) prevent the Employee from performing any of the Employee’s Duties or other obligations under this Agreement.

2.2	Service

During the Employee’s employment with the Company, the Employee shall:

(a)	well and faithfully serve the Company and use the Employee’s best efforts to promote the best interests of the Company;

(b)	promote the interests of the Company and not do anything which would constitute a conflict of interest between the best interests of the Company and the Employee’s personal interests; and

(c)	become familiar with and comply with the Company’s policies, procedures and administrative requirements as they all may be amended from time to time.

3.	COMPENSATION

3.1	Options

The Company has granted to the Employee, options to purchase an aggregate of 700,000 common shares of the Company (the “Stock Options”) pursuant to the terms of the Company’s stock option plan and the standard form of stock option agreement used by the Company as of the date of grant. These options have an exercise price of $0.15 per share and are exercisable until March 22, 2021.

3.2	Cash

The Company will pay a monthly amount to the Employee equal to a sum that the Company will from time to time determine.

4.	CONFIDENTIALITY

4.1	Definitions

(a)

“Confidential Information” means information, whether or not originated by the Employee, that relates to the Business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)

work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(ii)

mineral property knowledge or any other geological information pertaining to properties that the Company owns or is undertaking any research while considering as an investment including the fact that the Company is considering any investment at all;

(iii)

information relating to Developments prior to any public disclosure thereof, including but not limited to, the nature of the Developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(iv)

internal Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Business;

(v)

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

(vi)

all information that becomes known to the Employee as a result of this Agreement that the Employee, acting reasonably, believes is Confidential Information or that the Company takes measures to protect.

Confidential Information does not include any of the following:

(i)

the general skills and experience gained during the Employee’s employment or engagement with the Company that the Employee could reasonably have been expected to acquire in similar employment or engagements with other companies;

(ii)	information publicly known without breach of this Agreement or similar agreements; or

(iii)

information, the disclosure of which by the Employee is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement (and the extent of the requirement) is provided to the Company (to the extent reasonably possible in the circumstances), and the Company is afforded an opportunity to dispute the requirement.

(b)

“Developments” means all discoveries, inventions, designs, websites, works of authorship, algorithms, drawings, compilations of information and analyses, know-how, methods, processes, techniques, specifications and source code listings, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

	(i)	result or derive from the Employee’s employment or from the Employee’s knowledge or use of the Confidential Information;

	(ii)	are conceived or made by the Employee (individually or in collaboration with others) during the term of the Employee’s employment by the Company;

	(iii)	result from or derive from the use or application of the resources (including without limitation, equipment, supplies, premises) of the Company or its affiliates; or

	(iv)	relate to the business operations of the Company or to actual or demonstrably anticipated research or development by the Company or its affiliates.

4.2	No Conflicting Obligations

The Company is employing the Employee based upon the Employee’s general skills and abilities. It is a condition of the Employee’s employment or continued employment with the Company that:

(a)	the Employee is not in possession of any trade secret, confidential or proprietary information of a former employer or other party (the “Unauthorized Information”),

(b)	the Employee does not obtain, keep, use for the Company’s benefit, or disclose any Unauthorized Information, and

(c)	the Employee covenants that the Employee is not a party to an agreement with a prior employer or other third party that would prohibit the Employee’s employment with the Company.

4.3	Confidential Information

(a)

All Confidential Information, whether developed by the Employee any time while the Employee was employed by the Company, or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

(b)

The success of the Company is dependent upon the ability to protect the Confidential Information from disclosure. In view of the foregoing, the Employee agrees to make the following covenants regarding the Employee’s conduct during and subsequent to the Employee’s employment with the Company:

(i)

at all times during and subsequent to the Employee’s employment with the Company, the Employee will not disclose Confidential Information to any person (other than as necessary in carrying out the Employee’s Duties on behalf of the Company) without first obtaining the Company’s consent, and the Employee will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information;

(ii)

at all times during and subsequent to the Employee’s employment with the Company, the Employee will not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Employee’s Duties on behalf of the Company) without first obtaining the Company’s consent and the Employee will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information; and

(iii)

within twenty-four (24) hours after the termination of the Employee’s employment for any reason, the Employee will promptly deliver to the Company all property of or belonging to or administered by the Company, including without limitation, all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Employee’s possession or under the Employee’s control.

4.4	Ownership of Developments and Intellectual Property Rights

(a) All Developments will be the exclusive property of the Company and the Company will have sole discretion to deal with the Developments.

(b)

The Employee agrees to disclose all of the Developments, and that no intellectual property rights in the Developments are or will be retained by the Employee. For greater certainty, all work done during the term of employment by the Employee for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright will vest in the Company or the relevant affiliate, as the case may be.

(c)

In consideration of the benefits to be received by the Employee under the terms of this Agreement, the Employee hereby irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright and copyright registration, industrial design registration, trademarks and trademark registration, other registrations, analogous grants of rights, and any goodwill associated therewith in Canada and worldwide to the Company and the Employee will hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company. If the Employee has any rights to the Developments that cannot be assigned to the Company (including moral rights or droit moral), then as against the Company, the Employee hereby unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind with respect thereto. The Employee agrees, at the Company's request and expense, to consent to and join in any action by the Company to enforce such rights, and agrees that the Employee shall not exercise those rights against any third parties without the express written consent of the Company. The Employee acknowledges and agrees that the above waiver of rights may be invoked by any person authorized by the Company to use and/or modify the Developments.

(d)

The Employee will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Employee’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Employee’s employment, the Employee agree that the Employee will provide that cooperation both during or after the termination of this Agreement (so long as the Company pays to the Employee reasonable compensation for the Employee’s time if after the termination of this Agreement).

4.5	Consent to Enforcement

The Company has invested significant resources in acquiring and developing the Confidential Information and the Developments, such that they are valuable assets of the Company. Further, the Employee understands that the Employee’s promises set out in Sections 4.3 and 4.4 are reasonable and valid, and are a material inducement to the Company to employ the Employee. Because damages alone for breaches of Sections 4.3 and 4.4 may not be an adequate remedy, the Employee understands that the Company is entitled to seek an order for specific enforcement and injunctive relief from a court of competent jurisdiction in the event that you breach of any of the provisions stipulated in Sections 4.3 or 4.4.

4.6	Continuation of Obligations

The Employee’s obligations under this Article 4 remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or termination of this Agreement for any reason.

5.	TERMINATION OF EMPLOYMENT

5.1	Termination by the Employee

The Employee may resign and terminate the Employee’s employment under this Agreement by giving at least 2 (two) week’s prior written notice of the termination to the Company, which notice may be waived in whole or in part by the Company at its sole discretion, in which case the Company will pay to the Employee, the Employee’s Base Salary for the notice period remaining.

6.	GENERAL

6.1	Compliance with Policies and Laws

The Employee agrees to abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct. The Employee also agrees to abide by all laws applicable to the Company, in each jurisdiction that it does business, including without limitation securities laws and regulations.

6.2	Set Off

Upon termination of this Agreement for any reason, the Employee authorizes the Company to deduct from any payments due to the Employee, any amounts the Employee may owe to the Company, including, without limitation, advances, loans, purchases made by the Company on behalf of the Employee, expense over-payments or amounts paid to the Employee on the condition that all or part of such amounts have to be repaid to the Company in the event of early termination. This provision will be applied so as not to conflict with any applicable legislation, including the ESA.

6.3	Amendment of this Agreement

Any amendment of this Agreement must be in writing and must be signed by both Parties, in order for such amendment to be of effect.

6.4	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia. Each of the Parties hereby irrevocably attorns to the jurisdiction of the Courts of Vancouver, British Columbia, with respect to any disputes arising out of this Agreement.

6.5	Entire Agreement

This Agreement and the documents specifically referred to herein constitute the entire agreement between the Parties regarding the matters described herein and therein. Any and all previous agreements or representations, written or oral, express or implied, between or by the Parties relating to such matters are terminated, cancelled or withdrawn.

6.6	Severability

If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder of this Agreement which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion. It is hereby declared the intention of the Parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

6.7	Assignment of Rights

The Company has the right to assign this Agreement to another person. The Employee will not assign the Employee’s rights under this Agreement or delegate to others any of the Employee’s Duties or other obligations under this Agreement, without the prior express written consent of the Company, which consent may be withheld at the Company’s sole discretion.

6.8	Waiver

Any waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement by such Party.

6.9	Enurement

This Agreement will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

6.10	Legal Advice

The Employee acknowledges and agrees that the Employee has had the opportunity to seek, and has not been prevented or discouraged by the Company from seeking, independent legal advice prior to the execution and delivery of this Agreement by the Employee.

6.11	Currency

Unless otherwise specified herein all references to dollar or dollars are references to Canadian dollars.

6.12	Further Assurances

The Employee and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Parties may require for the purposes of giving effect to this Agreement.

6.13	Counterparts/Facsimile Execution

This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (".pdf"), shall be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between tem respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

INTENDING TO BE LEGALLY BOUND, the parties hereunto have signed this Agreement as of the 1st day of October 2016.

RISE RESOURCES INC.

“Benjamin Mossman”

Per:	Authorized Signatory

EXECUTED by Cale Thomas in the	)
presence of:	)
)
)
Signature	)	“Cale Thomas”
)
Print Name	)	Cale Thomas
)
Address	)
)
)
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SCHEDULE “A”

JOB DUTIES AND RESPONSIBILITIES

The Employee shall:

Perform the duties generally associated with the position of a Strategy Advisor for Rise Resources Inc., among any other responsibilities, and for any associated companies as requested, and

Collaborate with other team members and stakeholders.